Exhibit 99

Farmers & Merchants Bancorp Completes Acquisition of Delta National Bancorp

Farmers & Merchants Bancorp (OTCQX: FMCB), a bank holding company headquartered in Lodi, California, reported that on November 18, 2016, it completed its previously announced acquisition of Delta National Bancorp, the parent company of Delta Bank, N.A. (Delta Bank) headquartered in Manteca, California.

Farmers & Merchants Bancorp’s Chairman, President and CEO Kent Steinwert said, “We are pleased to announce that Delta Bank is now part of F&M Bank. We believe this transaction will benefit shareholders and clients of both banks. Our new clients will receive a broader array of sophisticated banking products while receiving F&M Bank’s community banking style of service.  Both banks share a passion for supporting the communities in which they operate, and we look forward to continuing that commitment.”  The acquisition provides F&M Bank entry into both Manteca and Riverbank, while enhancing its market share in Turlock and Modesto.

“As we complete the integration of these two organizations, the combination has proven to be more valuable for our shareholders than originally forecasted.  We expect the merger to be immediately accretive to earnings for Farmers and Merchant Bancorp,” said Steinwert.

About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank, which is currently celebrating its 100th anniversary. Founded in 1916, F&M Bank is a locally owned and operated community bank which proudly serves California through 27 convenient locations. As of September 30 2016, the Bank had approximately $2.7 billion in total assets. The Bank recently expanded into the Bay Area with new full service branches in Walnut Creek and Concord. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their CRA Evaluation, and the Bank has received BauerFinancial’s highest, five-star rating for 24 consecutive years, longer than any other commercial bank in the State of California. The Bank offers a full complement of loan, deposit, equipment leasing, and treasury management products to businesses, as well as a full suite of consumer banking products. For more information about Farmers & Merchants Bancorp and F&M Bank visit www.fmbonline.com.

Forward-Looking Statement

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes, the competitive environment, financial and regulatory policies of the United States government, ongoing drought conditions in California and general economic conditions. Additional information on these and other factors that could affect financial results are included in F&M’s Securities and Exchange Commission filings. The companies disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.